KPMG

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated October 23, 2024, with respect to the financial statements of BNY Mellon Income Stock Fund a series of the BNY Mellon Funds Trust, as of August 31, 2024, incorporated herein by reference and to the references to our firm under the headings “Fund Details” and “Financial Statements and Experts” in the Prospectus/Proxy Statement.

New York, New York June 13, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.